DocuSign Envelope ID: 7073C31B-ABB4-4CFC-A764-FC33505EBBB5

ADVANCED SERIES TRUST

AST Academic Strategies Asset Allocation Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 1st day of December, 2022 between PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (ASTIS), a Maryland corporation (together, the Co-Managers), and Systematica Investments Limited, a Jersey limited company, acting solely in its capacity as general partner of Systematica Investments LP (Systematica or the Subadviser),

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as Co-Managers of the Trust; and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, desire to retain the Subadviser, with effect from December 9, 2022 or such later date on which a portion of the Trust's portfolio is first delegated to the Subadviser for management in accordance with Clause 1(a) below (the Effective Date), to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the parties agree as follows:

1.

(a) Subject to the supervision of the Co-Managers and the Board of Trustees of the Trust, starting with the Effective Date, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers, including the purchase, retention and disposition thereof, in accordance with the Trust's investment objectives, policies and restrictions (the Investment Guidelines) as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time (provided the Subadviser is notified a reasonable period in advance of any proposed amendments or changes that would affect the Subadviser’s provision of services hereunder), being herein called the Prospectus), and subject to the following understandings:

(i)

The Subadviser shall provide supervision of such portion of the Trust's investments as the Co-Managers shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii)

In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust's valuation procedures as provided to it by the Co-Managers (the Trust Documents), provided the Subadviser is given reasonable advance notice of any changes to the Trust Documents previously provided to the Subadviser where such changes would materially adversely affect the obligations of the Subadviser under this Agreement, and with the reasonable instructions and directions of the Co-Managers and of the Board of Trustees of the Trust, reasonably co-operate with the Co-Managers' (or their designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, provided that the Subadviser shall not be responsible for the Trust’s compliance with such laws and regulations where compliance is required by parties other than the Subadviser. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission) and are required to be filed by the Subadviser (and not the Trust or the Co-Managers).

(iii)

The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers). Each of the Co- Managers agrees that the Subadviser may appoint such executing brokers in respect of the Trust that it determines from time to time. The Subadviser agrees that when executing orders for the Trust pursuant to this Agreement, the Subadviser will seek best execution consistent with applicable law and comply with its order execution and allocation policies. The Co- Managers acknowledge that they have received copies of the Subadviser’s order execution and allocation policies for themselves and on behalf of the Trust (the Order Execution Policy and the Allocation Policy, respectively), as may be amended from time to time, provided that, to the extent there are any material amendments to the Order Execution Policy or the Allocation Policy, an updated policy will be provided to the Co-Managers (and are otherwise available upon request to the Subadviser). Each of the Co-Managers for themselves and on behalf of the Trust acknowledges that aggregation may on some occasions operate to the disadvantage of the Trust.

(iv)

The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as and to the extent required of the Subadviser by Rule 31a-l under the 1940 Act (where such records are not otherwise kept by the Trust, the Co-Managers or such other Trust service provider), and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities. The Subadviser confirms it has established and maintains a conflicts of interest policy, a copy of which is available upon request to the Subadviser, in order to seek to identify, monitor and manage actual and potential conflicts of interest.

(v)

The Subadviser or an affiliate shall provide the Trust's custodian on each business day (being any day on which banks are open for business in London and New York, a Business Day) with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Co-Managers with such information within its possession upon reasonable request of the Co-Managers.

(vi)

The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Co-Managers understand and agree that if the Co-Managers manage the Trust in a "manager-of-managers" style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii)

The Subadviser acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3- 1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser (non-affiliated with Systematica) to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(viii)

The Subadviser is licensed and regulated for the conduct of “fund services business” by the Jersey Financial Services Commission (the JFSC), and/or any successor authority carrying out all or part of the relevant functions thereof applicable to the business to which this Agreement relates under the Financial Services (Jersey) Law, 1998, as amended (the FSJL). The Subadviser hereby covenants with the Co-Managers that for so long as this Agreement remains in force it shall carry out its duties and obligations and exercise its powers and discretions under this Agreement in accordance with the FSJL and the Codes of Practice for fund services business promulgated by the JFSC and as amended and updated from time to time.

The Subadviser has designated the Trust as a “collective investment fund” for the purposes of the Collective Investment Funds (Jersey) Law 1988. The Subadviser hereby covenants with the Co-Managers that for so long as this Agreement remains in force it shall carry out its duties and obligations and exercise its powers and discretions under this Agreement in accordance with the FSJL and the Codes of Practice for fund services business promulgated by the JFSC and as amended and updated from time to time.

(ix)

The Co-Managers confirm that the Subadviser shall not be appointed, and shall not serve, as the alternative investment fund manager of the Trust for the purposes of Directive 2011/61/EU of the European Parliament and the Council of the European Union on alternative investment fund managers and any applicable implementing legislation, regulations or rules thereunder in each case as may be altered, amended, added to or cancelled from time to time.

(b)

The Subadviser shall authorize and permit any of its affiliates, directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such affiliates, directors, officers or employees.

(c)

The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Co-Managers all information relating to the Subadviser's services hereunder reasonably needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-I under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)

The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, to the extent permitted by applicable law, regulation or court order, the Subadviser agrees to notify the Co-Managers as soon as reasonably practicable upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or a material non-routine investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e)

In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures reasonably designed to prevent its violation of the 1940 Act, the CEA, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f)

The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, with respect to the services provided hereunder, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with provisions applicable to it under the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In addition, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the applicable federal securities laws.

(g)	The Subadviser shall furnish to the Co-Managers copies of compliance procedures maintained pursuant to paragraph 1(d) hereof, as the Co-Managers may reasonably request.

(h)

The Subadviser shall be responsible for the voting, or refraining from voting, of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Co-Managers.

(i)

Upon reasonable prior written request from the Co-Managers, the Subadviser (through a qualified person) will provide reasonable assistance to the valuation committee of the Trust or the Co-Managers in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.

(j)

The Subadviser shall provide the Co-Managers with any information within its possession that is reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Co-Managers with any reasonable certification, documentation or other relevant information reasonably requested or required by the Co- Managers for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation, in a form to be mutually agreed upon by the parties. The Subadviser shall inform the Trust and the Co-Managers as soon as reasonably practicable if the Subadviser becomes aware of any information in the Prospectus relating to the Subadviser that is materially inaccurate or incomplete.

(k)

The Subadviser shall comply with the Trust’s Documents provided to the Subadviser by the Co-Managers. The Subadviser shall notify the Co-Managers as soon as reasonably practicable following becoming aware of any material breach of such Trust Documents. Notwithstanding the foregoing, the Subadviser shall use its commercially reasonable efforts to cure any breach of the Investment Guidelines caused by (i) market forces or market movements outside of the control and reasonable foresight of the Subadvisor or its permitted delegates; (ii) appreciation or depreciation of the value of the Trust;

(iii) contributions to, or withdrawals from, the Trust; (iv) a modification to the Investment Guidelines or (v) other events not caused by, or within the reasonable control or foresight of, the Subadviser or its permitted delegates (each, a Passive Breach). In the context of a Passive Breach or other breach, the Subadviser shall (or shall procure the same): (i) notify the Co- Managers as soon as reasonably practicable following becoming aware of the Passive Breach or other breach; (ii) acquire or dispose of, as the case may be, no further investments for the Trust which at the date of acquisition or disposal would result in any Investment Guidelines being further exceeded or breached; and (iii) use commercially reasonable endeavors to cure the Passive Breach or other breach, to the extent capable of cure. A Passive Breach shall not be deemed a material breach of this Agreement or the Trust Documents.

(l)

Prior to each Board meeting, the Subadviser shall provide the Co-Managers and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Co-Managers. The Subadviser shall certify quarterly to the Co-Managers that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of the Code of Ethics during the previous quarter or, if not, explain what the Subadviser has done to address any such violation. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Subadviser's Code of Ethics, respectively, to the Co-Managers. Upon reasonable written request of the Co-Managers with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall permit representatives of the Trust or the Co-Manager (in each case provided they are subject to applicable confidentiality obligations) to examine, on reasonable prior notice and at a mutually convenient time agreed upon by the Subadviser and the Co-Managers, reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics, insofar as such reports or summaries relate solely to the Trust.

(m)

The Co-Managers may withdraw or increase all or any portion of the assets in the portion of the Trust’s portfolio managed by the Subadviser, on each Business Day by providing the Subadviser with notice, which the Co-Managers shall use their best efforts to provide by 2:00 p.m. (London time) one Business Day prior to the relevant Business Day such withdrawal or increase is intended to be effective on. Without prejudice to the foregoing, the Subadviser acknowledges that there may be circumstances that require the Co-Managers to give instructions on shorter notice than that set out above. In such circumstances, a short notice increase may not be made on the intended Business Day but instead will be held in cash until the increase is actioned on the next Business Day. Further, any short notice withdrawal which may be effective on the intended Business Day, will not entail a breach of the Agreement, in the event such a withdrawal causes any limits or restrictions agreed between the parties to be breached. Notwithstanding, any increase or withdrawal of all or any portion of the assets in the Trust’s portfolio will not be considered a breach of the Agreement provided the Subadviser is able to provide instructions to the relevant brokers within the relevant timeframes required to place the trades.

1.

The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

2.

For the services provided pursuant to this Agreement, the Co-Managers shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Co-Managers, but not affirmatively agreed to in writing by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

3.

(a) The Subadviser acknowledges that, in the course of its engagement by the Co-Managers, the Subadviser and/or the Sub-Subadvisers (collectively, Systematica Representatives) may receive or have access to confidential and proprietary information of the Co-Managers or third parties with whom the Co-Managers conducts business. Such information is collectively referred to as “Confidential Information.” Confidential Information includes the Co-Managers’ business and other proprietary information, written or oral. The Subadviser shall, and shall cause the Sub-Subadvisers to, treat all Confidential Information as confidential and shall not, without the prior written consent of the Co-Managers or as permitted by this Agreement, disclose any Confidential Information to any person other than the Systematica Representatives. The provisions of this Clause 4(a) shall not apply (i) to the extent required by applicable law, regulation or rule of any exchange to which the Subadviser and/or a Sub-Subadviser, as applicable, might be subject, (ii) as requested by regulatory authorities having jurisdiction over the Subadviser and/or a Sub-Subadviser, as applicable, (iii) for proper purposes in connection with this Agreement, or (iv) where the Confidential Information has come into the public domain other than via a breach of an obligation of confidentiality.

(n)

The Subadviser certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains a written information security program (Information Security Program) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Co-Managers, or to any person who may be identified by Confidential Information. The Subadviser shall notify the Co-Managers as soon as reasonably practicable (subject to applicable law, regulation or court order) following becoming aware that the Subadviser is in material breach of this Clause 4(b). At the Manager’s request, the Subadviser agrees to certify in writing to the Manager, its compliance with the terms of this Clause.

(o)

The Subadviser shall notify the Co-Managers or its agents of its designated primary security manager. The security manager will be responsible for managing and coordinating the performance of the Subadviser’s obligations set forth in its Information Security Program and this Agreement.

(p)

The Subadviser shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Subadviser’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information. During the course of providing the services, the Subadviser may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(q)

The Subadviser shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of Employees (being employees of the Subadviser and its affiliates) who require such access in order to provide the services to the Co-Managers.

(r)

The Subadviser shall conduct periodic risk assessments to seek to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls. Such assessments will also consider the Subadviser’s compliance with its Information Security Program and the laws applicable to the Subadviser.

(s)

The Subadviser shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks. If any testing detects any material anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Fund’s and/or Co-Managers’ Confidential Information, the Subadviser shall promptly report those findings to the Co-Managers.

(t)

Unless prohibited by applicable law, regulation or court order, the Subadviser shall notify the Co-Managers, promptly and without unreasonable delay, but in no event more than 48 hours of learning of any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information may have occurred or is under investigation (a Security Incident). Thereafter, the Subadviser shall, subject to applicable law, regulation or court order: (i) promptly furnish to the Co-Managers full details of the Security Incident; (ii) assist and cooperate with the Co-Managers and the Co-Managers’ designated representatives in the Co-Managers’ investigation of the Subadviser, Employees or third parties related to the Security Incident. The Subadviser will provide the Co-Managers, on reasonable prior notice and at a mutually convenient time agreed upon by the Subadviser and the Co-Managers, with physical access to the facilities and operations affected, facilitate the Co-Managers’ interviews with Employees and others involved in the matter, and, on reasonable prior notice, make available to the Co-Managers all relevant records, logs, files, and data relating to the Security Incident; (iii) reasonably cooperate with the Co-Managers in any litigation or other formal action against third parties deemed necessary by the Co-Managers to protect the Co-Managers’ rights; and (iv) take such action as the Subadviser determines appropriate to seek to prevent a recurrence of any Security Incident.

(u)

Upon the Co-Managers’ reasonable request at any time during the term of the Agreement, the Subadviser shall promptly provide the Co-Managers with information related to the Subadviser’s information security safeguards and practices.

(v)

For the purpose of auditing the Subadviser’s compliance with this Clause, the Subadviser shall provide to the Co- Managers, on reasonable notice: (a) access to the Subadviser’s information processing premises and records; (b) reasonable assistance and cooperation of the Subadviser’s relevant staff; and (c) reasonable facilities at the Subadviser’s premises.

(w)

The Co-Managers acknowledge that they have received copies of the Subadviser’s cyber security and IT security incident response policies for themselves and on behalf of the Trust (together, the Information Security Policies), as may be amended from time to time, provided that, to the extent there are any material amendments to the Information Security Policies, an updated policy or policies, as applicable, will be provided to the Co-Managers (and are otherwise available upon request to the Subadviser). The Co-Managers acknowledge that, to the extent of any inconsistency between the provisions of this Clause 4 (other than Clause 4(h)) and the Information Security Policies, the Information Security Policies shall control.

(x)

The Co-Managers acknowledges that, as part of the Subadviser’s engagement by the Co-Managers, the Co-Managers, the Board of Trustees of the Trust and any of their respective officers, affiliates, directors, employees, accountants, attorneys, administrators, advisors and agents (collectively, Representatives) may receive or have access to confidential and proprietary information of the Subadviser or third parties with whom the Subadviser conducts business. Such information is collectively referred to as “Subadviser Confidential Information.” Subadviser Confidential Information includes the Subadviser’s business and other proprietary information, written or oral.

(y)

The Co-Managers shall, and shall cause the Board of Trustees of the Trust and the Representatives to, treat all Subadviser Confidential Information as confidential and shall not, without the prior written consent of the Subadviser or as permitted by this Clause 4(m), disclose any Subadviser Confidential Information to any person other than their Representatives. The provisions of this Clause 4(m) shall not apply: (i) if such Subadviser Confidential Information is already in, or comes into, the possession of the Co-Managers or Board of Trustees of the Trust as a result of activities unrelated to, or from sources other than, the Subadviser or its agents; or (ii) if such information is or becomes available to the public or industry sources through proper means, other than as a result of disclosure by the Subadviser.

(z)

Subject to applicable law, regulation or court order, the Co-Managers shall report to the Subadviser as soon as reasonably practicable any use or disclosure of Subadviser Confidential Information by the Co-Managers, the Board of Trustees of the Trust or any Representative not provided for by this Agreement, including the extent of the unauthorized release or use, the recipient(s) of the data, and the data released or used. The Co-Managers shall, and shall procure that the Representatives shall, seek to mitigate to the extent reasonably practicable, any harmful effect that is known to the Co- Managers, the Board of Trustees of the Trust or any Representative, as applicable, arising from a use or disclosure of Subadviser Confidential Information, and shall report to the Subadviser the steps taken to mitigate the harm.

(aa)

In connection with the provision of services hereunder, the Co-Managers agree that the Subadviser and its permitted delegates shall retain ownership of all marks, service marks, trade names, domain names, logos, copyrights and related rights, database rights, rights in confidential information and any other similar rights necessary to be held or exercised by the Subadviser and its permitted delegates in connection with or generated in the course of the provision of the services hereunder (Intellectual Property Rights). The Intellectual Property Rights are legally and beneficially owned by the Subadviser (or its permitted delegates and it has the right to use such Intellectual Property Rights), valid and enforceable by it (or its permitted delegates and it has the right to use such Intellectual Property Rights), not being infringed or attacked or opposed by any person, are not subject to any encumbrance or any license or authority in favor of another and the exercise by the Subadviser of the Intellectual Property Rights will not infringe the intellectual property rights of any third party.

1.

(a) The Subadviser will not engage any third party to provide services to the portion of the Trust's portfolio as delegated to the Subadviser by the Co-Managers without the express written consent of the Co-Managers. For the avoidance of doubt, brokers (including executing brokers) are not “third-party service providers” for the purposes of this Clause 5. To the extent that the Subadviser receives approval from the Co-Managers to engage a third-party service provider, the Subadviser assumes all responsibility for any action or inaction of the service provider as it related to the Trust's portfolio as delegated to the Subadviser by the Co-Managers. In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Co- Managers and its directors, officers, employees, agents, and affiliates from and against all claims, demands, actions, suits, damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) which arise out of or relate to the provision of services provided by any such service provider, but only to the extent the Subadviser would have been itself liable for such indemnification had it performed the service itself and not engaged a third party.

(bb)

To the extent permitted by applicable law and subject to applicable provisions of the 1940 Act, the Subadviser shall have power, exercisable only with the consent of the Co-Managers and formal approval of a sub-subadvisory agreement by the Board of the Trust as required by Section 15 of the 1940 Act, to appoint an affiliate or affiliates to perform in its place any of its functions, powers and duties under this Agreement (each a Sub-Subadviser and collectively the Sub-Subadvisers). In connection with any such appointment, the Subadviser (or any Sub-Subadviser) may provide information about the Co- Managers to any Sub-Subadviser and/or counterparties for proper purposes in connection with the services hereunder. The

Subadviser shall be responsible for the costs of any such appointment including, without limitation, any fees and expenses of any Sub-Subadviser.

(cc)

For the avoidance of doubt, the Co-Managers hereby consent, and have procured the approval of the Board of the Trust, in each case to the delegation by the Subadviser to Systematica Investments UK LLP, Systematica Investments Singapore Pte. Ltd and/or Systematica Investments GP Limited, acting through its Geneva branch as general partner of Systematica Investments Guernsey LP as Sub-Subadvisers.

(dd)

For the avoidance of doubt, each Sub-Subadviser shall be an agent of the Trust and not an agent of the Subadviser, and upon appointment of a Sub-Subadviser, and for so long as that Sub-Subadviser remains so appointed, the Subadviser shall no longer be deemed an agent of the Trust to the extent of such appointment, provided that the Subadviser: (i) shall continue to perform such acts as may be required to monitor and supervise the Sub-Subadviser in connection with the performance of the Subadviser’s duties under Clause 5(e) below; (ii) shall remain authorised on behalf of the Co-Managers to give instructions to the Sub-Subadvisers; and (iii) shall remain authorised on behalf of the Co-Managers to terminate the appointment of the Sub-Subadviser in accordance with the terms that may be agreed between the Subadviser and such person.

(ee)

The Subadviser will be responsible for the monitoring and ongoing supervision of any Sub-Subadvisers, provided that the Subadviser may, with the consent of the Co-Managers, appoint other third party agents to assist in the monitoring and ongoing supervision of any Sub-Subadviser(s).

(ff)	The Subadviser shall be responsible, in accordance with the terms of this Agreement, for the acts and omissions of the Sub-Subadvisers as if they were its own.

1.

(a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Trust may have against the Subadviser under federal or state securities laws. The Co-Managers shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Co-Managers' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Co-Managers acknowledge that they have received copies of the Subadviser’s trade error policy for themselves and on behalf of the Trust (the Trade Error Policy), as may be amended from time to time (provided that, to the extent there are any material amendments to the Trade Error Policy, an updated policy will be provided to the Co-Managers, and is otherwise available upon request to the Subadviser) and the Co-Managers agree that, notwithstanding anything to the contrary herein: (i) any errors subject to the Trade Error Policy will be categorised by the Subadviser in accordance with the Trade Error Policy; and (ii) any Trade Errors (as defined in the Trade Error Policy) that the Subadviser becomes aware of in respect of the Trust will be dealt with by the Subadviser in accordance with the Trade Error Policy (save that the Material Threshold (as defined in the Trade Error Policy) will not apply), provided that the Subadviser shall remain subject to the standard of care set out in this Agreement.

(gg)

Notwithstanding anything in this Agreement to the contrary, no party shall (i) be entitled to indemnification or recovery hereunder for any amount to the extent any such party has otherwise been reimbursed for such amount and (ii) be liable under any circumstance for any indirect, special, punitive or consequential losses or damages of any nature. This Clause 6 does not restrict the general obligation on the parties to use reasonable efforts to mitigate any loss or damage to which this Clause relates.

(hh)

No warranty is given by the Subadviser as to the performance or profitability of the Trust or any portfolio thereof. The Co-Managers each confirm that the Co-Managers will not compare the investment performance of the Trust to the investment performance of other funds, vehicles or accounts managed or advised by the Subadviser; however, each acknowledge that the investment performance of the Trust will differ from the investment performance of such other funds, vehicles or accounts.

1.

This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by notice in writing from the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by notice in writing from the Co-Managers or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Co-Managers of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Co-Managers delegate to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Co-Managers, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Co- Managers begin the transition process to allocate management responsibility to the Subadviser. The parties acknowledge that the Co-Managers previously engaged First Quadrant, LLC (FQ) as a subadviser to manage such portion of the Trust’s portfolio now allocated to the Subadviser. Accordingly, the parties agree and acknowledge that the Subadviser shall not assume any liabilities of FQ, or be otherwise liable for its acts or omissions, in connection with FQ’s management of such allocated assets.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid or email, (1) to the Co-Managers at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS), Email:  kyle.bausch@prudential.com,   benjamin.jessen@prudential.com,  and  Jennifer.yamin@prudential.com,  Attention: Kyle Bausch, Ben Jessen and Jennifer Yamin; (2) to the Trust at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary, Email:  melissa.gonzalez@prudential.com,  Attention: Melissa Gonzalez; or (3) to the Subadviser at Systematica Investments Limited, First Floor, 29 Esplanade, St. Helier, Jersey JE2 3QA, Email:  legal@systematica.com,    Attention: Ben Dixon.

This Agreement shall terminate immediately upon the Subadviser ceasing to be licensed and regulated by the JFSC, or ceasing to be registered as an investment adviser with the Commission under the Advisers Act.

Unless the parties agree otherwise, upon receiving a notice of termination the Subadviser shall use commercially reasonable efforts to liquidate and return all holdings and assets in the portion of the Trust’s portfolio managed by the Subadviser to cash as soon as reasonably practicable and prior to the termination of this Agreement. Any termination effected pursuant to this Clause 7 shall be without prejudice to the settlement of transactions already initiated by the Subadviser or a Sub- Subadviser.

The following Clauses shall survive termination of this Agreement: 4, 6(a), this Clause 7 and 11.

2.

Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's affiliates, directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

3.

During the term of this Agreement, the Co-Managers agree to furnish the Subadviser by email all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five Business Days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Co-Managers also agree to furnish the Subadviser representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. The Co-Managers further agree to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes as soon as reasonably practical. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder only by electronic mail.

The Co-Managers agree and warrant and undertake to the Subadviser that any marketing, advertising or any promotion of the Trust, and materials produced in connection therewith, shall be undertaken by them and their affiliates, and/or produced, as the case may be, in accordance with all applicable laws and regulations. The Co-Managers and their affiliates are solely responsible for the preparation and publication of any materials using any information or materials as may be provided to them by the Subadviser. In connection therewith, the Co-Managers will not take any action that would subject the Subadviser or a Sub-Subadviser to any licensing, registration, filing and/or reporting requirement without the Subadviser's prior written consent.

4.	This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

5.	This Agreement shall be governed by the laws of the State of New York.

6.

This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

7.

This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

8.

Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

9.	The Co-Managers hereby represent that they will manage and operate the Trust in accordance with all applicable laws and regulations during the term of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

AST INVESTMENT SERVICES, INC.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

SYSTEMATICA INVESTMENTS LIMITED ACTING IN ITS CAPACITY AS GENERAL PARTNER OF SYSTEMATICA INVESTMENTS LP

By: /s/ Ben Dixon

Name: Ben Dixon

Title: General Counsel & CCO

December 1, 2022

SCHEDULE A ADVANCED SERIES TRUST

As compensation for services provided by the Subadviser, PGIM Investments LLC and AST Investment Services, Inc. will pay the Subadviser, on a monthly basis on the closest business day (being, for these purposes, any day on which banks are open for business in New York) to the 25th of the following month, a subadvisory fee on the net assets managed by the Subadviser that is equal, on an annualized basis, to the following, and which accrues on a monthly basis:

Portfolio Name	Subadvisory Fee for the Portfolio*
AST Academic Strategies Asset Allocation Portfolio	0.65% of average daily net assets to $100 million; 0.55% of average daily net assets from $100 million to $200 million; and 0.50% of average daily net assets over $200 million.

* In the event the Subadviser invests Portfolio assets in other pooled investment vehicles it manages or subadvises, the Subadviser will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to the Subadviser with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Subadviser Wiring Instructions

Bank name: HSBC Bank plc BIC: MIDLGB22

IBAN: GB88MIDL40051574938852 Sort: 400515

Account number: 74938852

Account name: Systematica Investments LP

Dated as of: December, 9 2022